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                                                                    EXHIBIT 3.1

                             AMENDED AND RESTATED

                           CERTIFICATE OF FORMATION

                                      OF

                   SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.

1. The name of the limited liability company is Southwest Shopping Centers Co. II, L.L.C. (the "Company").

2. The address of the registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.

3. The term of the Company shall continue until the earlier of December 31, 2050 or the date as of which the Company is dissolved.

4. LIMITATION OF LIABILITY AND INDEMNIFICATION.

   (a) DEFINITIONS. Capitalized terms used in this Section 4 and not defined herein shall have the same meanings as ascribed to them in that Second Amended and Restated Liability Company Agreement of Southwest Shopping Centers Co. II, L.L.C. dated May 7, 2002.

   (b) LIMITATION OF LIABILITY. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager. Further, no director trustee, officer, employee, agent, stockholder or beneficiary of any such Member (or any Affiliate thereof) shall have any liability in his or its personal or individual capacity, but instead, all parties shall look solely to the property and assets of the Company for satisfaction of claims of any nature arising under or in connection with the operation of the Company.

   (c) INDEMNIFICATION BY THE COMPANY. The Company shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, and hold harmless any Person who, at any time, was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company) by reason of the fact that such Person is or at any time was, a Member, Manager (including any executive officer or employee of the Manager) or officer of the Company (and the Company shall so indemnify a Person by reason of the fact that such Person is or at any time was an employee or agent of the Company or the Manager, served as signatory to any registration statement on behalf of the Company or is or, at any time, was serving at the request of the Company as a director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise), against any and all liabilities, expenses (including, without limitation, reasonable attorneys' fees and expenses and any other costs and expenses incurred in connection with defending such action, suit or proceeding), costs, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such action, suit or proceeding if such Person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption (a) that the Person did not act in good faith and in a manner which he or she reasonably

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believed to be in or not opposed to the best interests of the Company, or (b)
with respect to any criminal action or proceeding, that the Person had reasonable cause to believe that his or her conduct was unlawful. "Other enterprise" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a Person with respect to an employee benefit plan; and references to serving at the request of the Company shall include, without limitation, any service as a Member, Manager, officer, employee or agent of the Company or any other entities in which it has ownership interest which imposes duties on, or involves services by, such Member, Manager, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

   (d) EXPENSES. Expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by any present or former Member, Manager (including any executive officer or employee of the Manager) or officer of the Company in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be promptly paid by the Company as incurred and in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of any present or former Member, Manager or officer to repay such amount if it shall ultimately be determined that such Member, Manager or officer is not entitled to be indemnified by the Company under this Section 4 or under any other contract or agreement between such Member, Manager or officer and the Company. Such expenses (including reasonable attorneys' fees) incurred by employees or agents of the Company shall be so paid upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the Member deems appropriate.

   (e) NOT EXCLUSIVE. The indemnification and advancement of expenses provided by this Section 4 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of Members or otherwise, both as to action in such Person's official capacity and as to action in another capacity while holding such office, and shall continue as to a Person who has ceased to be a Member, Manager, officer, employee or agent and shall inure to the benefit of the successors, assigns, heirs, executors and administrators of such a Person.

   (f) INSURANCE. The Company shall either purchase and maintain or cause to be purchased and maintained insurance on behalf of any Person who is or, at any time, was a Member, Manager, officer, employee or agent of the Company, or, at any time, was serving at the request of the Company as a director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person's status as such, whether or not such Person would be entitled to indemnity against such liability under the provisions of this Section 4. Such insurance shall include a policy or policies of directors and officers liability coverage as are presently in effect for the Member and its Trustees and shall be maintained continuously in force during all periods in which such Person may be held liable and until the tolling of all applicable statutes of limitation with respect thereto.

   IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Formation of Southwest Shopping Centers Co. II, L.L.C. this day of June, 2002.

                                          --------------------------------------
                                          Steven H. Sneiderman
                                          Authorized Person

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